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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|F  O  R  M   3|                                       Washington, D.C. 20549
----------------
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of         | 2. Date of Event            | 4. Issuer Name and Tickler or Trading Symbol                        |
|  Reporting Person*           |    Requiring Statement      |                                                                     |
|                              |    (Month/Day/Year)         |                                                                     |
|                              |                             |    SEYI (OTCBB)    Formerly QZON (OTCBB)                            |
| Roes       Hans              |                             |                                                                     |
|                        .     |       June 6, 2001          |                                                                     |
|------------------------------|                             |                                                                     |
| (Last)     (First)  (Middle) |                             |                                                                     |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
| 1115 Pearl #5                |                             |                                                                     |
|----------------------------------------------------------------------------------------------------------------------------------|
|          (Street)            | 3.IRS Identification Number | 5. Relationship of Reporting Person(s) to | 6. If Amendment, Date of|
|                              |   of Reporting Person, if an|    Issuer                                 |    Original             |
|                              |   entity (voluntary)        |    (Check all applicable)                 |    (Month/Day/Year)     |
|                              |                             |                                           |                         |
|                              |                             |     Director              X   10% Owner   |    June 18,2001         |
| La Jolla         CA 92037   |                              | ---                       ---             |                         |
|                              |                             |                                           |                         |
|------------------------------|                             |     Officer (give title       Other       |-------------------------|
| (City)   (State)    (Zip)    |                             | --- below)                --- (specify    | 7. Individual or Joint/ |
|                              |                             |                                below)     |    Group Filing (Check  |
|                              |                             |                                           |    Applicable Line)     |
|                              |                             |                                           |                         |
|                              |                             |                                           | X  Form filed by One   |
|                              |                             | ----------------------------------------- | --- Reporting Person    |
|                              |                             |                                           |                         |
|                              |                             |                                           |     Form filed by More  |
|                              |                             |                                           | --- than One Person     |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                      TABLE I - Non-Derivative Securities Beneficially Owned                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1.Title of Security          | 2. Amount of Securities Beneficially | 3. Ownership Form: Direct (D)    |4. Nature of Indirect    |
|   (Instr. 4)                 |    Owned                             |    or Indirect (I)               |   Beneficial Ownership  |
|                              |    (Instr. 4)                        |    (Instr. 5)                    |   (Instr. 5)            |
|----------------------------------------------------------------------------------------------------------------------------------|
| <s>                          | <c>                                  | <c>                              | <c>                     |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|    Common Stock              |         6,564,705                    |       D                          |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |Held in trust for the    |
|    Common Stock              |         4,564,705 (1)                |       I                          |benefit of another       |
|                              |                                      |                                  |reporting person David   |
|                              |                                      |                                  |Rumbold
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |Held in trust for spouse |
|    Common Stock              |           500,000 (1)                |       I                          |of David Rumbold         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |Held in trust for minor  |
|    Common Stock              |           500,000 (1)                |       I                          |child of David Rumbold   |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |Held in trust for minor  |
|    Common Stock              |           500,000 (1)                |       I                          |child of David Rumbold   |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |Held in trust for minor  |
|    Common Stock              |           500,000 (1)                |       I                          |child of David Rumbold   |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
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FORM 3 (continued)

          TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2. Date Exer-       |3. Title and Amount of Securities  |4. Conversion  |5. Ownership Form   |6. Nature of Indirect    |
|Derivative|   cisable and      |   Underlying Derivative           |   or Exercise |   of Derivative    |   Beneficial Ownership  |
|Security  |   Expiration       |   Security (Instr. 4)             |   Price of    |   Securities:      |   (Instr. 5)            |
|(Instr.4) |   Date             |                                   |   Derivative  |   Direct (D) or    |                         |
|          |   (Month/Day/Year) |                                   |   Security    |   Indirect (I)     |                         |
|          |--------------------------------------------------------|               |   (Instr. 5)       |                         |
|          |          |         |                    |              |               |                    |                         |
|          | Date     | Expira- |                    | Amount or    |               |                    |                         |
|          | Exer-    | tion    |                    | Number of    |               |                    |                         |
|          | cisable  | Date    |       Title        | Shares       |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:


   (1) Pursuant to the acquisition transaction giving rise to the reporting person's ownership of the shares, an agreement was made between the reporting person and David Rumbold, another reporting person to hold 6,564,705 in trust for the benefit of
       David Rumbold and his family.  The trust terminated on November 2, 2001 and ownership of record passed to David Rumbold and his family.







             /s/ Hans Roes                                                            Dec. 13, 2001
           ----------------------------------------------                          ----------------------
           **Signature of Reporting Person                                                  Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
         See Instruction 6 for procedure.






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